UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/07/2009

OpenTV Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15473

British Virgin Islands	98-0212376
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

275 Sacramento Street
San Francisco, CA 94111
(Address of principal executive offices, including zip code)

415-962-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)        On October 7, 2009, Eric J. Tveter resigned as a member of the board of directors of OpenTV Corp. (the "Company"). Mr. Tveter was considered an independent director, as determined in accordance with the NASDAQ Global Market listing standards and applicable rules and regulations adopted by the Securities and Exchange Commission. He also served as the chairman of the Company's audit committee. The Compensation and Nominating Committee of the Company's board of directors has commenced a search for a new independent director to replace Mr. Tveter on the board of directors and on the audit committee.

        As a result of Mr. Tveter's resignation from the Company's board of directors, the Company is not in compliance with NASDAQ Listing Rule 5605(c)(2)(A), which requires listed companies to maintain an audit committee comprised of at least three members, all of whom must be independent. Following Mr. Tveter's resignation from the Company's board of directors, there are two independent directors, each of whom currently serves on the audit committee.

        In accordance with Rule 5605(c)(4)(B) of the NASDAQ Listing Rules, the Company has 180 days from October 7, 2009 to regain compliance with the audit committee requirements of the NASDAQ Listing Rules, during which time the Company's Class A ordinary shares will remain listed on the NASDAQ Global Market.

        A copy of the letter sent by the Company to the Nasdaq Listing Qualifications Staff announcing its deficiency is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibits

Exhibit      Description

99.1         Letter from OpenTV Corp. to The NASDAQ Stock Market, Listing Qualifications, dated October 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OpenTV Corp.

Date: October 09, 2009	By:	/s/ Nigel W. Bennett
Nigel W. Bennett
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Letter from OpenTV Corp. to The NASDAQ Stock Market, Listing Qualifications, dated October 9, 2009.